Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 8, 2017 with respect to the financial statements of Atlas Lighting, Inc. incorporated by reference in the Current Report of LSI Industries Inc. on Form 8-K/A dated May 1, 2017. We consent to the incorporation by reference of said report in the Registration Statements of LSI Industries Inc. on Form S-3 (File No. 333-213527) and on Forms S-8 (File No. 333-209386, File No. 333-201890, File No. 333-201889, File No. 333-11503, File No. 333-110784, File No. 333-169264, File No. 333-183747, File No. 333-186446 and File No. 333-215878).

/s/ GRANT THORNTON LLP

Raleigh, NC

May 1, 2017